EXHIBIT 10.1

Labor Contract

Party A: New Oriental Energy & Chemical Corp.

Address ☐  Xicheng Industrial Zone of Luoshan, Xinyang City, Henan Province, The People’s Republic of China

Party B :          Ben Wang           Gender:              Male              Date of Birth:            1973

ID No.:                                            Educational Level:              PHD

Email Address: wangben@hotmail.com

This contract is made by and between the employing work unit (hereinafter referred to as “Party A”) and the laborer (hereafter referred to as “Party B”) on the principle of voluntaries and equality through mutual negotiation in accordance with Labor Law of the People’s Republic of China and other relevant prescriptions with a view to establish labor relationship and make clear the respective rights and obligations between the parties hereto.

ARTICLE ONE TERM OF LABOR CONTRACT

The term of contract shall be 5 year(s) from this 1st day of April (month), 2007 (year) to this 30th day of March (month), 2012 (year) including the probation period of month(s).

ARTICLE TWO SCOPE OF WORK

As per requirements of production (work) and after assessment, Party A hereby desires to recruit (engage/employ) Party B as worker of its enterprise (work unit). Party B hereby agrees to work at the post of Chief Financial Officer and the branch of work for Party B shall be Head office of New Oriental Energy & Chemical Corp. .

Party B should fulfill both the quantity index and the quality index assigned for its post.

ARTICLE THREE SOCIAL INSURANCE AND WELFARE

1.
Party A and Party B must carry social insurances as required by law and pay the social insurance premiums in accordance with stipulations of relevant policy. Party A shall be responsible for handling the payment of insurance premiums.

2.
If Party B contracts an occupational disease or work-related injury or suffers an illness or non-work-related injury, the medical treatment, hospitalization, alimentary allowances, funeral expenses and pensions for his or her direct descents and the treatments after the medical care for Party B shall be granted and treated in accordance with relevant regulations of the State and local authorities.

3.
Party B is entitled to enjoy legal official holidays and festivals. Should Party B be a female, Party A shall act in accordance with prescriptions concerning protection of female workers to maintain physical health of the female worker.

4.
During the term of the contract, if Party B lives apart from his or her spouse, Party A shall grant Party B with home leaves of 15 day(s) one time per year provided that Party B has served for that whole year. If Party B live together with his or her spouse while his or her parents live in other place, Party B shall be granted with home leaves of 15 day(s) once every four years. Within home leave period, Party B shall be granted with monthly wage and various allowances and the traveling expenses shall be reimbursed according to relevant stipulations or undertaken by certain party concerned.

Party A shall consider the legal holidays, wedding holidays and funeral holidays when Party B is having vocation in accordance with relevant prescriptions as paid vocations.

ARTICLE FOUR LABOR PROTECTION AND WORK CONDITIONS

Party A will provide Party B with production (work) environment and labor protective measures in accordance with regulations of the State concerning labor safety and sanitation.

ARTICLE FIVE WORKING HOURS AND REMUNERATION

1.	The work system for Party B shall be as arranged by Party A.

2.
When standard labor time system is carried out, the daily working time for Party B as arranged by Party A shall be no more than eight (8) hours while the average weekly working time shall be no less than forty (40) hours. The work system with integrative computation of work hours or system of working at irregular time shall be submitted for approval to labor administration department prior to its application. Party A may extend working hours due to the requirements of its production (work) after consultation with the trade union and Party B, but the extended working hour for a day shall generally not exceed one (1) hour; if such extension is called for due to special reasons, the extended hours shall not exceed three (3) hours a day. However, the total extension in a month shall not exceed thirty-six (36) hours.

3.
If the extension of working hours is arranged for Party B, no less than one hundred and fifty percent (150%) of normal wages shall be paid to Party B by Party A; if Party B is arranged to work in the non-business days and Party A fails to make arrangement for Party B to have deferred days off, no less than two hundred percent (200%) of normal wages shall be paid to Party B; if Party B is arranged to work in statutory holidays, no less than three hundred percent (300%) of normal wages shall be paid to Party B.

4.
Party A shall pay wages to Party B in accordance with Party B’s present position and work post and the wages per year for Party B in the probation period shall be (US61,550)RMB480,000 Yuan. The wages per month after the probation period shall be(US61,550)RMB480,000 Yuan. If Party A has stopped work for more than fifteen (15) consecutive days, Party A shall give basic living allowance of N/A Yuan to Party B. The wages shall be distributed once a month by Party A and the payday shall be this 1st day in every month. The minimum wage level shall be no less than the prescribed amount.

5.	Party A may gradually improve Party B’s wage level in view of its business condition and Party B’s skill proficiency and work efficiency.

ARTICLE SIX WORK DISCIPLINE

Party A shall make various rules and regulations and work discipline in accordance with relevant laws and regulations and Party B shall strictly comply with such rules and obey management of Party A.

ARTICLE SEVEN CANCELLATION AND TERMINATION OF LABOR CONTRACT

1.	This labor contract may be terminated if mutually agreed by each of Party A and Party B upon consultation.

2.	Under any of the following circumstances, Party A may terminate this contract:

(1)	During the probation period, Party B fails to meet the conditions of recruitment;

(2)	Party B seriously breaches labor discipline or rules and regulations of Party A;

(3)	Party B commits a serious dereliction of duty, or takes advantage of his or her position for personal ends, resulting in major harm to the Party A’s interests; or

(4)	Party B’s criminal liability is prosecuted according to law.

3.	Under any of the following circumstances, Party A may terminate this contract upon thirty (30) days’ prior written notice to Party B:

(1)	Party B contracts an illness or non-work-related injury, and after the completion of his or her medical treatment, Party B can not engage in its original work or in other work arranged by Party A;

(2)	The employee is incompetent and remains incompetent after undergoing training or after assignment to another post; or

(3)
Where performance of this labor contract becomes impossible due to the major changes in the objective circumstances upon which this contract was based at the time of its conclusion, and consultations between the parties hereto fail to produce agreement on amendment of this labor contract;

4.	Under any of the circumstances, Party A may not terminate this labor contract in accordance with Article twenty-six and Article twenty-seven of Labor Law of the People’s Republic of China:

(1)	Party B has contracted an occupational illness or suffered a work-related injury and has been confirmed to have totally or partially lost the ability to work;

(2)	Party B is within the specified medical treatment period for an illness or non-work-related injury;

(3)	The female employee is within any of the pregnant, puerperal or breast-feeding period; or

(4)	Other circumstances provided for under laws or regulations.

5.	Party B may terminate this labor contract upon thirty (30) days’ prior written notice to Party A.

6.	Party B may terminate the labor contract upon notice to Party A at any time under any of the following circumstances:

(1)	Within the probation period;

(2)	Party A forces Party B to work by resorting to violence, intimidation or illegal restriction of personal freedom.

(3)	Party A fails to pay labor remuneration or to provide working conditions as agreed upon in the labor contract.

7.
This contract shall terminate upon expiration of its term and may be renewed upon mutual agreement of Party A and Party B through consultation due to the requirements of its production (work). The contract with a flexible term shall immediately terminate when Party B reaches the statutory retirement age.

8.	If Party B meets the conditions for enjoying living allowances after the labor contract is terminated, Party A shall grant such allowances to Party B in accordance with relevant stipulations.

ARTICLE EIGHT LIABILITIES FOR BREACH OF LABOR CONTRACT

This contract shall be strictly complied with by each of Party A and Party B upon conclusion. Should any party breach this contract, the liability shall be investigated and fixed in accordance with relevant stipulations and the liable party shall make compensation for economical losses caused to the other party in view of the result and its liability.

ARTICLE NINE SETTLEMENT OF LABOR DISPUTES

Any and all labor dispute arising out of performance of this contract may be submitted for arbitration to the competent labor dispute arbitration committee. The party that requests for arbitration shall file a written application to the labor dispute arbitration committee within sixty (60) days starting from the date of the occurrence of the labor dispute.

ARTICLE TEN

The matters not mentioned herein shall be carried out in accordance with relevant laws, regulations and policies of the State.

ARTICLE ELEVEN

This contract shall be executed in triplicate, each of Party A, Party B and verification organization holding one and shall be invalid if altered or executed by non-duly-authorized representative.

ARTICLE TWELVE

Other necessary Items to be agreed by and between the parties hereto:

Party A (Seal)	Party B (Signature and Seal)
New Oriental Energy & Chemical Corp.	Ben Wang